EXHIBIT 99.1

New Independent Director Brings Significant Public Company Leadership And Corporate Governance Experience

Wilmington, DE and Ashdod, Israel, Nov. 04, 2019 (GLOBE NEWSWIRE) — Integrity Applications, Inc. (www.integrity-app.com) (IGAP), innovator of GlucoTrack®, a non-invasive device for measuring glucose levels in people with type 2 diabetes and pre-diabetes, announced today the appointment of Allen E. Danzig to the Company’s Board of Directors and as Chair of the Nominating, Governance and Compensation Committee effective as of October 31, 2019.

Allen has decades of experience with public company matters including governance, reporting, and capital markets. He has designed and implemented compliance and governance policies, and has participated as a member and chair of numerous oversight committees for Fortune 150 companies.

Allen most recently served as Vice President, Assistant General Counsel and Assistant Secretary of L3Harris Technologies, Inc., a global aerospace and defense technology contractor, with $17 billion in annual revenue. Prior to its merger with Harris Corporation in June 2019, Mr. Danzig served as Vice President, Assistant General Counsel and Assistant Secretary at L3 Technologies, Inc. where he had been employed since 2006. Prior to his employment at L3, Mr. Danzig served in management positions with Celanese Corporation, a global chemical and specialty materials company, and The Hertz Corporation, one of the world’s largest vehicle and equipment rental companies. He received his undergraduate degree from Adelphi University and law degree from Pace University School of Law and is a member of the New York State Bar.

“Al brings tremendous business leadership, insight and relationships to Integrity, and we are delighted to welcome him to the board,” said Shimon Rapps, member of Integrity’s Board of Directors. “With Al’s appointment, we are further bolstering the board as we continue to focus on the Company’s growth and long-term success.”

“GlucoTrack has the potential to help millions of people manage their diabetes and prediabetes,” said Mr. Danzig. “I look forward to working with the board and executive team to help bring this much needed solution to the market.”

About GlucoTrack®

GlucoTrack® is a completely non-invasive monitoring device that rapidly measures and displays an individual’s glucose level in about a minute without finger pricking or any pain. GlucoTrack® features a small sensor that clips to the earlobe and measures the user’s glucose level using innovative and patented sensor technologies. The measured signals are analyzed using a proprietary algorithm and then a calculated glucose level is displayed on a small handheld device the size of a small mobile phone. The glucose results are stored in the device and used to estimate HbA1c level using a proprietary algorithm. The device can also display glucose values graphically, enabling the user to monitor glucose levels over time. GlucoTrack® has received approvals for CE Mark in Europe and from the Ministry of Food and Drug Safety in South Korea for type 2 diabetes and pre-diabetics and is currently available in selected markets in Europe and Asia.

About Integrity Applications, Inc.

Integrity Applications, Inc. (IGAP) was founded in 2001 and is focused on the design, development, and commercialization of non-invasive glucose monitoring technologies for people with type 2 diabetes and prediabetes. The Company has developed GlucoTrack®, a proprietary non-invasive glucose monitoring device designed to obtain glucose level measurements in about a minute without the pain, incremental cost, difficulty, or discomfort of conventional invasive finger stick devices. Integrity Applications Inc. is a Delaware corporation, with headquarters in the United States and an R&D site in Ashdod, Israel. For more information, please visit http://www.integrity-app.com/ and http://www.glucotrack.com.

Investor and Media Contact:

joliekahnlaw@sbcglobal.net

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “expect”, “plan” and “will” are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect Integrity Applications’ actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect Integrity Applications’ results include, but are not limited to, the ability of Integrity Applications to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); risks relating to the receipt (and timing) of regulatory approvals (including FDA approval); risks relating to enrollment of patients in, and the conduct of, clinical trials; risks relating to its current and future distribution agreements; risks relating to its ability to hire and retain qualified personnel, including sales and distribution personnel; and the additional risk factors described in Integrity Applications’ filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 201 as filed with the SEC on April 12, 2019.